Exhibit 99.3

Charlotte Russe Holding, Inc.

Consolidated Condensed Balance Sheets

(amounts in 000’s)

(unaudited)

	FISCAL 2 0 0 4				FISCAL 2 0 0 5				FISCAL 2 0 0 6
	1st Quarter (12/03)	2nd Quarter (3/04)	3rd Quarter (6/04)	Fiscal Year-end (9/04)	1st Quarter (12/04)	2nd Quarter (3/05)	3rd Quarter (6/05)	Fiscal Year-end (9/05)	1st Quarter (12/05)	2nd Quarter (3/06)	3rd Quarter (6/06)	Fiscal Year-end (9/06)
ASSETS
Cash & cash equivalents	$39,795	$40,913	$40,143	$30,652	$41,726	$39,808	$33,705	$33,629	$59,977	$52,582	$65,531	$90,229
Inventory	27,660	30,237	29,642	39,070	30,427	35,740	42,949	45,133	41,329	48,317	51,487	44,864
Other current assets	4,351	2,688	4,054	7,530	7,703	7,445	5,907	11,092	7,963	6,172	6,419	11,382
Deferred tax assets	5,300	5,800	6,000	6,300	6,300	6,700	6,900	7,450	7,800	16,400	15,700	6,010
Current assets — discontinued operations	7,014	7,681	10,276	10,636	8,575	9,041	10,928	13,018	10,594	7,503	3,281	0

Total current assets	84,120	87,319	90,115	94,188	94,731	98,734	100,389	110,322	127,663	130,974	142,418	152,485
Fixed assets, net	141,988	139,856	139,501	149,157	149,043	149,123	157,635	164,625	167,273	162,085	161,831	177,578
Goodwill	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790
Other assets	394	968	1,050	313	321	318	270	591	525	541	529	666
Long-term assets — discontinued operations	27,191	27,140	28,265	29,232	28,718	27,540	26,288	24,808	24,073	805	1,623	0

Total assets	$282,483	$284,073	$287,721	$301,680	$301,603	$304,505	$313,372	$329,136	$348,324	$323,195	$335,191	$359,519

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Assets —
Accounts payable, trade	$16,794	$24,791	$22,274	$21,716	$17,114	$25,637	$24,546	$27,424	$23,269	$27,911	$26,707	$24,419
Accounts payable, other	5,383	2,615	2,027	8,750	5,122	3,260	6,539	6,777	8,312	5,102	6,019	8,163
Accrued payroll and related expense	5,272	4,088	5,238	3,750	4,927	2,987	4,546	3,172	6,610	4,466	6,411	6,908
Income and sales taxes payable	7,213	3,615	2,061	1,971	3,622	2,430	2,477	3,096	7,178	2,694	3,996	5,648
Other current liabilities	12,500	9,220	9,591	9,231	12,932	9,212	9,250	9,787	15,717	8,331	7,514	10,003
Current liabilities — discontinued operations	5,549	7,778	8,177	5,679	5,305	7,320	8,009	8,397	5,847	5,097	16,318	0

Total current liabilities	52,712	52,107	49,368	51,097	49,022	50,846	55,367	58,653	66,933	53,601	66,965	55,141
Deferred rent	74,603	75,305	75,240	79,522	79,089	80,771	84,202	91,341	92,999	91,163	92,514	97,774
Other liabilities	318	317	43	43	44	43	44	45	44	44	44	0
Deferred tax liabilities	2,100	2,800	2,800	3,700	4,000	4,200	2,100	1,440	1,300	1,790	1,060	150
Long-term liabilities — discontinued operations	10,137	10,393	11,128	11,705	11,606	11,345	10,890	10,547	10,259	9,974	0	0

Total liabilities	139,870	140,922	138,579	146,067	143,761	147,205	152,603	162,026	171,535	156,572	160,583	153,065
Total stockholders' equity	142,613	143,151	149,142	155,613	157,842	157,300	160,769	167,110	176,789	166,623	174,608	206,454

Total liabilities and stockholders’ equity	$282,483	$284,073	$287,721	$301,680	$301,603	$304,505	$313,372	$329,136	$348,324	$323,195	$335,191	$359,519

NOTE: As discussed in the press release issued by the Company on November 9, 2006, all previously reported periods have been reclassified to reflect all Rampage stores as discontinued operations as these store operations met the criteria for classification as discontinued operations as of the end of the fourth quarter of fiscal 2006.